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                                                                      EXHIBIT 22


                       CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in the prospectuses and prospectus supplements included in the registration statements of MascoTech, Inc. on Form S-3 (Registration No. 33-59222) and on Form S-8 (Registration Nos. 33-30735 and 33-42230) of our report dated February 12, 1993, except for the Discontinued Operations note as to which the date is January 10, 1994, on our audits of the consolidated financial statements of MascoTech, Inc. and subsidiaries as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, which report is included in this Current Report on Form 8-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses and prospectus supplements.


/s/ COOPERS & LYBRAND
COOPERS & LYBRAND

Detroit, Michigan
January 11, 1994